Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FIRST QUARTER OF FISCAL 2022

Keene, N.H.  February 11, 2022  -  North European Oil Royalty Trust (NYSE-NRT) (the "Trust") reported its net income for the first quarter of fiscal 2022 which appears in the table below compared to its net income for the first quarter of fiscal 2021. Total royalty income includes positive and negative adjustments that the operators made during the quarter based upon their corrected royalty calculations for the prior periods, as well as Mobil sulfur royalties. Total royalty income for the first quarter of fiscal 2022 was not affected because there were no prior period adjustments, but was increased by Mobil sulfur royalties of $59,517. By comparison, total royalties in the first quarter of fiscal 2021 were reduced by negative adjustments of $538,651 and increased by Mobil sulfur royalties of $65,267 (a correction of $35,070 for the first quarter of calendar 2020 and $30,197 for the fourth quarter of calendar 2020).

	1st Fiscal Quarter Ended 1/31/2022	1st Fiscal Quarter Ended 1/31/2021	Percentage Change
Total Royalty Income	$2,546,539	$283,439	+798.44%
Net Income	$2,351,819	$111,842	+2,002.80%
Distributions per Unit	$0.25	$0.04	+525.00%

Despite the continuing economic disruption caused by COVID-19, the resumption of a more "normal" economy resulted in increased demands for energy. Under the Mobil Agreement for the first quarter of fiscal 2022, gas prices, gas sales, and the average exchange rate showed percentage changes of +156.42%, +27.41% and -7.10%, respectively, in comparison to the first quarter of fiscal 2021. In a corresponding comparison under the OEG Agreement, gas prices, gas sales, and the average exchange rate showed percentage changes of +156.43%, +20.20% and -7.16%, respectively.

Trust expenses for the first quarter of fiscal 2022 increased 13.56%, or $23,277, to $194,957 from $171,680 for the first quarter of fiscal 2021. The increase in expenses reflects the shift in the timing of the payment relating to the biennial examination of the royalty statements by the Trust's German accountants, increased Trustee fees as specified by the Trust Agreement, and increased fees associated with the Trust's petroleum consultant.

The previously declared distribution of $0.25 per unit will be paid on February 23, 2022 to owners of record as of February 11, 2022. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about February 25, 2022. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are also available on the Trust's website.